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                                                                     EXHIBIT 2.1



                            EQUITY EXCHANGE AGREEMENT

        THIS EXCHANGE AGREEMENT (the "Agreement"), dated as of September 5, 2002, is entered into by and between Portfolio Recovery Associates, L.L.C., a Delaware limited liability company ("PRA LLC") and Portfolio Recovery Associates, Inc., a Delaware corporation ("PRA Inc.").

                                    RECITALS

        WHEREAS, those persons listed on Schedule A (collectively, the "PRA Unitholders" and, individually, a "PRA Unitholder") own all of the issued and outstanding membership units of PRA LLC (the "PRA Units");

        WHEREAS, those persons listed on Schedule B (collectively, the "PRA Warrantholders" and, individually, a "PRA Warrantholder") own all of the issued and outstanding warrants to purchase membership units of PRA LLC (the "PRA Warrants" and, together with the PRA Units, the "PRA Interests");

        WHEREAS, the management committee of PRA LLC determined to reorganize as a corporation upon the effectiveness of the registration statement filed in connection with PRA Inc.'s initial public offering;

        WHEREAS, as part of the intended reorganization all of the outstanding PRA Units shall be exchanged for shares of the common stock of PRA Inc., par value $0.01 per share (the "PRA Stock"), on a one-for-one basis, subject to the terms and conditions hereof;

        WHEREAS, as part of the intended reorganization all of the PRA Warrants shall be exchanged for warrants to purchase shares of the PRA Stock, on a one-for-one basis, subject to the terms and conditions hereof; and

        WHEREAS, PRA Inc., as part of the intended reorganization, desires to issue 10,000,000 shares of PRA Stock to the PRA Unitholders and to issue 2,235,000 warrants to purchase one share of PRA Stock to the PRA Warrantholders, conditioned upon the effectiveness of the registration statement filed in connection with PRA Inc.'s initial public offering.

        NOW, THEREFORE, in consideration of the covenants, representations and warranties set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I.
                                  THE EXCHANGE

        Section 1.01. Exchange. Subject to the terms and conditions set forth in this Agreement and in reliance on the representations, warranties and covenants of PRA LLC, the PRA Unitholders, the PRA Warrantholders and PRA Inc. herein contained, (a) all right, title and interest to the PRA Units held by a PRA Unitholder shall be exchanged for the same number of shares of PRA Stock; and
(b) all right, title and interest to the PRA Warrants held by such PRA Warrantholder shall be exchanged for the same number of warrants to purchase PRA Stock




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("New Warrants"), and upon such exchange such PRA Warrants shall be automatically canceled and retired and shall cease to exist (collectively, the "Exchange"). The respective number of PRA Units owned by each PRA Unitholder on the date hereof and which shall be transferred to PRA Inc. is set forth on Schedule A to this Agreement. The respective number of PRA Warrants owned by each PRA Warrantholder on the date hereof is set forth on Schedule B to this Agreement. All shares of PRA Stock and all New Warrants shall be delivered to the PRA Unitholders and the PRA Warrantholders as promptly as possible following the Exchange.

        Section 1.02. Conditions to Exchange. The Exchange is conditioned upon the effectiveness of the registration statement of PRA Inc. on Form S-1. Should the initial public offering contemplated by the registration statement not occur, the Exchange shall be deemed null and void.

                                  ARTICLE II.
                         REPRESENTATIONS AND WARRANTIES

        Section 2.01. By PRA LLC. PRA LLC hereby represents and warrants to PRA Inc., the PRA Unitholders and the PRA Warrantholders that:

                     (a) Organization and Good Standing. PRA LLC is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on PRA LLC.

                     (b) Power and Authority. PRA LLC has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                     (c) Subsidiaries. Except for membership interests of PRA Receivables Management, LLC, PRA, II, LLC, PRA Holding I, LLC, PRA III, LLC and PRA AG Funding, LLC, PRA LLC does not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or business entity nor is PRA LLC, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

                     (d)     No Conflict. Except for matters for which PRA
LLC will receive a consent or waiver prior to the Exchange, the execution and delivery of this Agreement and the performance by PRA LLC of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to PRA LLC, (ii) conflict with the organizational documents of PRA LLC or any order, judgment or decree of any court or other agency of government binding on PRA LLC, (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which PRA LLC is a party or by which the properties or assets of PRA LLC are bound, (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of PRA LLC, or (iv) require any approval or consent of any person or entity under any agreement with PRA LLC.


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                     (e)     Governmental Consents. The performance by PRA
LLC of this Agreement and the transactions contemplated by this Agreement, do not and will not require any registration with, consent or approval of, or notice to, with or by, any federal, state or other governmental authority or regulatory body.

                     (f)     Binding Obligation. Upon execution, this
Agreement shall be the legally valid and binding obligation of PRA LLC enforceable against PRA LLC in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity.

        Section 2.02. By PRA Inc. PRA Inc. hereby represents and warrants to PRA LLC, the PRA Unitholders and the PRA Warrantholders that:

                     (a) Organization, etc. PRA Inc. is a corporation duly organized and validly existing and in good standing under the laws of the State of Delaware and is qualified or licensed to do business and is in good standing as a foreign corporation in each other jurisdiction in which the conduct of its business or the ownership of property requires such qualification or licensing, except where failure to be so qualified or licensed would not have a material adverse effect on PRA Inc.

                     (b) Power and Authority. PRA Inc. has the requisite power and authority to enter into this Agreement and to carry out the transactions contemplated hereby.

                     (c)     No Conflict. Except for matters for which PRA
Inc. will receive a consent or waiver prior to the Exchange, the execution and delivery of this Agreement and the performance by PRA Inc. of the transactions contemplated hereby do not and will not (i) violate any provision of any law or any governmental rule or regulation applicable to PRA Inc., (ii) conflict with the organizational documents of PRA Inc. or any order, judgment or decree of any court or other agency of government binding on PRA Inc., (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contract, indenture, agreement or other instrument or document to which PRA Inc. is a party or by which the properties or assets of PRA Inc. are bound, (iii) result in or require the creation or imposition of any lien upon any of the properties or assets of PRA Inc., or (iv) require any approval or consent of any person or entity under any agreement with PRA Inc.

                     (d)     Governmental Consents. The performance by PRA
Inc. of this Agreement and the transactions contemplated by this Agreement, do not and will not require any registration with, consent or approval of, or notice to, with or by, any federal, state or other governmental authority or regulatory body, other than the periodic and other filings under the Securities Exchange Act of 1934, as amended.

                     (e)     Binding Obligation. Upon execution, this
Agreement shall be the legally valid and binding obligation of PRA Inc. enforceable against PRA Inc. in accordance with its terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors generally and general principles of equity.

                     (f) The Securities. The shares of PRA Stock and PRA Warrants, when issued pursuant to the terms of this Agreement, shall be duly authorized, validly issued,





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fully paid and non-assessable, and free and clear of any and all claims, liens, security interests, charges, encumbrances, equities, adverse interests and restrictions of any kind (collectively, "Liens"), and, except as set forth in this Agreement or as provided under applicable securities laws, will not be subject to any restriction on use, voting or transfer.

                                  ARTICLE III.
                            COVENANTS OF THE PARTIES

        Section 3.01. Additional Documents and Further Assurances. Each of the parties hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of this Agreement, the Exchange and the transactions contemplated hereby.

                                  ARTICLE IV.
                               GENERAL PROVISIONS

        Section 4.01. Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by registered or certified (return receipt requested) or overnight mail or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice); provided, however, that notices sent by mail will not be deemed given until received:

               If to PRA Inc. or PRA LLC, to:

                      Portfolio Recovery Associates, Inc.
                      120 Corporate Boulevard
                      Norfolk, Virginia 23502
                      Attn: Steven D. Fredrickson
                      Fax : (757) 554-0586

                      In all cases with a copy to:

                      Charles I. Weissman, Esq.
                      Swidler Berlin Shereff Friedman, LLP
                      405 Lexington Avenue
                      New York, New York 10174
                      Fax:    (212) 891-9598

        Section 4.02. Survival of Representations. The representations and warranties made by the parties herein shall not survive the closing of the transactions contemplated hereunder or the termination of this Agreement.

        Section 4.03. Headings and Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. As used in this Agreement, all provisions shall be deemed to be singular and plural in number, and masculine, feminine and neuter in gender, in all cases where they would so apply.



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        Section 4.04. Counterparts; Facsimile Signatures. This Agreement may be
executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. This Agreement may be executed by facsimile, and a facsimile signature shall have the same force and affect as an original signature on this Agreement.

        Section 4.05. Entire Agreement. This Agreement and any other agreement or instrument to be delivered expressly pursuant to the terms hereof constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all previous negotiations, commitments and writings with respect to such subject matter.

        Section 4.06. Assignments; Parties in Interest. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing herein, express or implied, is intended to or shall confer upon any person not a party hereto any right, benefit or remedy of any nature whatsoever under or by reason hereof, except as otherwise provided herein.

        Section 4.07. Severability. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        Section 4.08. Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        Section 4.09. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

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        IN WITNESS WHEREOF, PRA LLC and PRA Inc. have caused this Agreement to be executed, all as of the day and year first above written.




                                  PORTFOLIO RECOVERY ASSOCIATES, LLC


                                  By:     /s/ Kevin P. Stevenson
                                          ---------------------------------
                                          Name:  Kevin P. Stevenson
                                          Title: Senior Vice President


                                  PORTFOLIO RECOVERY ASSOCIATES, INC.


                                  By:     /s/ Kevin P. Stevenson
                                          ---------------------------------
                                          Name:  Kevin P. Stevenson
                                          Title:   Senior Vice President




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